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Exhibit 10.20

[UTI LETTER HEAD]

July 19, 2004

Tom Lemker
29 Saddlebrook Lane
Phoenixville PA 19460

Dear Tom,

        Welcome to the opportunity to help shape the future of UTI. I am sure that the learning and the knowledge base you build during this assignment will provide a personal and professional growth experience that will lead to even more exciting opportunities for you in the future.

        This letter is to confirm your Integration Team role at UTI and to confirm the recent discussions regarding your career and/or compensation.

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  Project Team Role: You will be assuming a part time role as a Finance functional representative on the Integration Project Team

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  Base Salary: Your current base salary of $135,000.00 will not be affected by your participation in the Integration Team. Your salary will continue to be reviewed consistent with current practices.

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  Integration Team Bonus Participation: You will participate in the Integration Team Bonus Program with an award potential of $17,500 for each six (6) month performance period.

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  Annual Bonus Participation: You will continue to be eligible to participate in our Corporate, Division or site bonus program and any award under this program will be in addition to your Integration Team award.

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  Equity Grant: You will be recommended to the UTI Corporation Board of Directors to receive a grant of 5,000 stock options, with a grant price of $8.18 per share. Any options granted will be in accordance with the terms of the Stock Option Plan.

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  Project Commitment: It is understood that this project role may last from 12 to 24 months and may require extensive travel and erratic time demands.

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  Effective Date: The effective date of the Integration Project Team bonus and stock options (upon approval of the Board) will be July 1, 2004, provided you have signed both this letter and the attached confidentiality agreement.

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  Location: You will remain located at your current facility.

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  Benefits: So long as you remain at your current facility, you will continue to participate in the benefit plans and programs, of that facility, such as they are today or as they may be changed from time to time.

        Once again, congratulations on this opportunity and I look forward to working with you to shape the future of UTI. Please return your signed copy of this letter and the attached confidentiality agreement directly to Brian Young.

Sincerely,

/s/ THOMAS F. LEMKER Accepted
/s/ Brian Splan Brian Splan Integration Project Leader

Copy: Ron Sparks, Brian Young

INTEGRATION TEAM INCENTIVE PLAN

AWARDS—ANNUAL BASIS

33% - Individual team's performance to Goal 90/Goal 10-05

33% - Key project plan implementation dates for individual team (60% weight)

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  Quality of Implementation (40% weight)

33% - Total Integration Team Performance to Goal 90/Goal 10-05

PAYMENT:    Awards will be determined at six month intervals with a prorated payment made within 30 days of the end of the six month period.

NOTE:    Awards are in addition to any other incentive/profit sharing plans employee participates in currently.

ELIGIBILITY:    Member (part or full-time) of the Integration Team.

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  Employee must be on the payroll and on the Integration Team for the full six month interval.

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  Exhibit 10.20
INTEGRATION TEAM INCENTIVE PLAN AWARDS—ANNUAL BASIS